Exhibit 3.1


                      CERTIFICATE OF MERGER
                                OF
                  TIME WARNER ACQUISITION CORP.
                               INTO
                         TIME WARNER INC.

     TIME WARNER INC., a Delaware corporation, hereby certifies as follows:

          1. The name and state of incorporation of each of the constituent corporations to the merger are as follows:

           Name                       State of Incorporation

     Time Warner Acquisition Corp.              Delaware
     Time Warner Inc.                           Delaware

          2. An Amended and Restated Agreement and Plan of Merger, dated as of September 22, 1995, as amended, among Time Warner Inc., TW Inc., a Delaware corporation, Time Warner Acquisition Corp., TW Acquisition Corp., a Georgia corporation, and Turner Broadcasting System, Inc., a Georgia corporation (the "Merger Agreement"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations named in paragraph 1 hereof in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware and, in the case of Time Warner Acquisition Corp., by the written consent of the sole stockholder thereof in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          3. Time Warner Inc. shall be the surviving corporation of the merger.

          4. The Restated Certificate of Incorporation of Time Warner Inc., the surviving corporation, shall be the certificate of incorporation of the surviving corporation except that at the effective time of the merger Article I thereof shall be amended to read in its entirety as follows:

          "The name of the corporation (hereinafter called the "Corporation") is TIME WARNER
          COMPANIES INC."

          5. The executed Merger Agreement is on file at the principal office of the surviving corporation. The address of the principal office of the surviving corporation is 75
Rockefeller Plaza, New York, NY 10019.

          6. A copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

          7. This Certificate of Merger, and the merger provided for herein, shall not become effective until and shall become effective at 6:00 p.m. (local time in Dover, Delaware) on October
10, 1996.

     IN WITNESS WHEREOF, Time Warner Inc. has caused this
Certificate of Merger to be signed by Thomas W. McEnerney, its authorized officer, as of this 10th day of October, 1996.

                         TIME WARNER INC.

                         By: /s/Thomas W. McEnerney
                         Name:  Thomas W. McEnerney
                         Title: Vice President

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